AMENDMENT TO RIGHTS AGREEMENT

         AMENDMENT, effective as of November 21, 1996, to the Rights Agreement, dated as of February 16, 1995, between Standard Federal Bancorporation, Inc., a Michigan corporation (the "Company"), and Registrar and Transfer Company, a New York corporation, as Rights Agent (the "Rights Agent") (the "Rights Agreement").

         WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights (as defined therein); and

         WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement;

         THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties agree as follows:

         1. Section 1(a) is amended by adding the following at the end of said Section:

         None of ABN AMRO North America, Inc., a Delaware corporation ("Purchaser"), Heitritz Corp., a Delaware corporation in formation and wholly-owned subsidiary of Purchaser ("MergerSub") or any of their Affiliates shall be deemed to be an Acquiring Person by virtue of (x) execution of the Agreement and Plan of Merger, dated as of November 21, 1996 (the "Merger Agreement," which term shall include any amendments thereto) by and among the Company, Purchaser and MergerSub, (y) execution of the Option Agreement, dated as of November 21, 1996, by and between the Company and Purchaser (the "Option Agreement") or (z) the consummation of any of the transactions contemplated thereby, including, without limitation, the exercise of the option granted by the Option Agreement, the publication or other announcement of the Merger (as defined in the Merger Agreement), the consummation of the Merger or the conversion of the Common Stock into the right to receive the Merger Consideration (as defined in the Merger Agreement).

         2. Section 1(b) is amended by adding the following at the end of said Section:

         ; provided, however, that none of the Purchaser, MergerSub or any of their Affiliates shall be deemed an Adverse Person by virtue of (x) execution of the Merger Agreement, (y) execution of the Option Agreement or (z) the consummation of any of the transactions contemplated thereby, including, without limitation, the exercise of the option granted by the Option Agreement, the publication or other announcement of the Merger (as defined in the Merger Agreement), the consummation of the Merger or the conversion of the Common Stock into the right to receive the Merger Consideration (as defined in the Merger Agreement).

         3. Section 1(o) is amended by adding the following at the end of said Section:

         ; provided, however, that the public announcement of (x) the Merger, or (y) any transaction that results in the Purchaser, MergerSub or any of their Affiliates becoming the Beneficial Owner of 20% or more of the Common Stock of the Company shall not constitute a Shares Acquisition Date.

         4. Section 1(q) is amended by adding the following at the end of said Section:

                 Notwithstanding anything to the contrary contained in this Agreement, neither the exercise of the Option granted by the Option Agreement nor the Merger shall constitute a Triggering Event or an event described in Section 11(a)(ii)(A), (B), (C), (D) or Section 13(a).

         5. The first sentence of Section 3(a) is amended by adding the following at the end of said sentence:

         ; provided, however, that neither the execution nor the public announcement of (x) the Merger or (y) any transaction that results in the Purchaser, MergerSub or any of their Affiliates becoming the Beneficial Owner of 20% or more of the Common Stock of the Company shall constitute an event giving rise to a Distribution Date.

         6. Section 13(d) is amended by adding the following at the end of said Section:

                 Consummation of the Merger pursuant to, and in accordance with, the terms of the Merger Agreement, shall constitute the consummation of a transaction contemplated by this Section 13(d).

         7. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement, as amended hereby.

         8. The foregoing amendment shall be effective as of the date first written above, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         9. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.


                    STANDARD FEDERAL BANCORPORATION, INC.

                    By:   /S/ THOMAS R. RICKETTS
                  Name:   Thomas R. Ricketts
                 Title:   Chairman, President and Chief
                          Executive Officer


                    REGISTRAR AND TRANSFER COMPANY

                    By: /S/ THOMAS MONTRONE
                  Name: Thomas Montrone
                 Title: President